AJSH & Co LLP
Chartered Accountants
(Formerly known as "AJSH & Co." converted and registered as LLP on 11-04- 2016 vide LLPIN: AAG-1471)

C-7/227, Sector-7, Rohini
New Delhi-110085
+91 11 45596689
Web : www.ajsh.in
E-mail : info@ajsh.in

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Longfin Corp. (the "Company") in Item 4.01 of its Form 8-K dated February 7, 2018, captioned "Changes in Registrant's Certifying Accountant." We have no basis to agree or disagree with the other statements contained therein and note that we have performed no work for the Company subsequent to February 2017.

AJSH & Co

AJSH & Co. LLP
New Delhi, India
February 7, 2018